Exhibit 99.1
CONSENT OF OFFICER NOMINEE
In connection with the filing by IsoPlexis Corporation of the Registration Statement on Form S-1, as amended (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to the Securities Act, to being named as IsoPlexis Corporation’s Senior Vice President, General Counsel and Secretary nominee in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.
Dated: October 1, 2021

/s/ Richard W. Rew II
Richard W. Rew II